SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

______________

FORM 8-K
______________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 18, 2002
(Date of Earliest Event Reported)

______________

Novatel Wireless, Inc.
(Exact Name of Registrant as Specified in Its Charter)

______________

Delaware	Commission File:	86-0824673
(State or Other Jurisdiction of Incorporation or Organization)	0-31659	(I.R.S. Employer Identification No.)

9360 Towne Centre Drive
San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

(858) 320-8800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5. Other Events.
ITEM 7. Financial Statements and Exhibits.
SIGNATURE
EXHIBIT 3.1
EXHIBIT 4.1
EXHIBIT 4.2
EXHIBIT 4.3
EXHIBIT 99.1

ITEM 5. Other Events.

Common Stock and Warrant Private Placement

General

     On September 18, 2002 (the “Closing Date”), Novatel Wireless, Inc., a Delaware corporation (the “Company”) received aggregate net proceeds of approximately $2.4 million (after paying cash fees to the placement agent and allowing for estimated transaction expenses) from the issuance of 14,784,946 shares of the Company’s common stock (the “Investor Common Stock”) and stock purchase warrants exercisable into 7,518,145 shares of the Company’s common stock (the “Investor Warrants”). These transactions are referred to herein as the “2002 Private Placement.” All of the securities offered and sold in the 2002 Private Placement were sold in private placements solely to accredited investors, as defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act of 1933, as amended.

Summary of the Transaction

     Set forth below is a summary of the material terms of the 2002 Private Placement, which summary is qualified by reference to the full text of the underlying documents which have been filed as exhibits hereto.

     Investor Common Stock. Pursuant to the terms of the Amended and Restated Securities Purchase Agreement, dated as of September 12, 2002, the Company issued and sold in a private placement transaction to certain accredited investors an aggregate of 14,784,946 shares of its common stock and stock purchase warrants exercisable into 7,518,145 shares of its common stock for aggregate gross proceeds to the Company of $2.75 million.

     The holders of the Investor Common Stock also have a right of first offer to participate in future issuances by the Company of any shares of capital stock or securities convertible into or exercisable for any shares of any class of its capital stock, subject to certain limitations and exceptions.

     The Company has agreed to register the common stock and the common stock issuable upon exercise of the Investor Warrants (the “Investor Warrant Shares”) on a registration statement (“the Registration Statement”) under the federal securities laws to enable the resale of the Investor Common Stock and the Investor Warrant Shares by the holders thereof. The Company has agreed to file the Registration Statement within 30 calendar days following the Closing Date and has agreed to use its reasonable best efforts to cause the Registration Statement to become effective within 60 calendar days after it is filed (90 calendar days in the event of a review by the Securities and Exchange Commission (the “SEC”)). If the Company does not file the Registration Statement on or prior to the 30th calendar day following the Closing Date or if the Registration Statement is not declared effective on or prior to the 60th calendar day after the date that it is first filed (90th calendar day in the event of a review by the SEC), then the holders of the Investor Common Stock and Investor Warrant Shares will be entitled to receive an amount in cash equal to 2% of the aggregate purchase price paid by such holder on such date and on each monthly anniversary of such date until the Registration Statement is filed or the Registration Statement is declared effective, as applicable. The Company must pay interest at a rate of 18% per annum for any such amount not paid in full within seven calendar days.

     Investor Warrants. The Company also issued to the purchasers of the Investor Common Stock warrants initially exercisable for the purchase of 7,518,145 shares of the Company’s common stock. Each Investor Warrant has an initial exercise price of $0.24 per share (the “Warrant Exercise Price”), and will be exercisable in whole or in part from March 12, 2003 until March 12, 2006. If the number of shares of outstanding common stock changes after the 2002 Private Placement by reason of stock dividends, distributions payable in common stock, stock splits, reverse stock splits, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations or the like, the Warrant Exercise Price and the number of shares of common stock issuable upon exercise of each Investor Warrant in effect immediately prior to the deemed issuance will, concurrently with the effectiveness of the deemed issuance, be proportionately decreased or increased, as appropriate. Upon a sale, merger or consolidation, the successor or acquiring corporation (if not the Company) shall expressly assume the obligations under the Investor Warrants. The holders of the Investor Warrants will not be entitled to any voting rights or any other rights as a stockholder of the Company as a consequence of holding such warrants until the Investor Warrants are duly exercised.

     Placement Agent Compensation. The placement agent for the 2002 Private Placement was U.S. Bancorp Piper Jaffray, Inc. (the “Placement Agent”). In consideration for placing such securities, the Placement Agent received aggregate cash compensation of $192,500, including reimbursement for expenses.

Reverse Stock Split

     The Company today announced that its Board of Directors has authorized a reverse stock split of its common stock in a ratio of 1-for-15 (1:15). The record date for the reverse split will be at the close of business on October 28, 2002; the Company’s common stock will begin trading on a split adjusted basis when the market opens on October 29, 2002.

     On September 17, 2002, the Company’s stockholders authorized the Company to effect a reverse split of its common stock in a ratio between 1-for-10 (1:10) and 1-for-20 (1:20), as determined by the Company’s Board of Directors.

ITEM 7. Financial Statements and Exhibits.

(c) Exhibits.

     3.1 Amendment to the Corrected Certificate of Designation of Series A Convertible Preferred Stock.

     4.1 Form of Registration Rights Agreement, dated as of September 12, 2002, in connection with the Company’s private placement transaction consummated on September 18, 2002.

     4.2 Form of Stock Purchase Warrant, dated September 12, 2002, issued in connection with the Company’s private placement transaction consummated on September 18, 2002.

     4.3 Form of Amended and Restated Securities Purchase Agreement, dated as of September 12, 2002, in connection with the Company’s private placement transaction consummated on September 18, 2002.

     99.1 Press Release of the Registrant, dated October 21, 2002.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novatel Wireless, Inc.

Date: October 21, 2002	By:		/s/ MELVIN L. FLOWERS

		Name:	Melvin L. Flowers
		Title:	Senior Vice President, Finance, Chief Financial Officer and Secretary